EXHIBIT 99

                              INTELLI-CHECK, INC.

THE  WALL STREET GROUP, INC.               COMPANY CONTACT:   FRANK MANDELBAUM
32  EAST  57TH  STREET                                        CHAIRMAN
NEW  YORK,  NEW  YORK  10022                                  (516)  992-1900
(212)  888-4848

      INTELLI-CHECK EXTENDS EXPIRATION OF RIGHTS OFFERING TO APRIL 4, 2003

FOR  IMMEDIATE  RELEASE:
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WOODBURY,  N.Y.,  October 1, 2002    INTELLI-CHECK, INC. (AMEX:IDN), a developer
of advanced document verification systems, announced today that it has extended until April 4, 2003 all unexercised rights under its rights offering which are due to expire on October 4, 2002. Each non-transferable right entitles the stockholder to purchase one share of common stock at an exercise price of $8.50.

Under terms of the original offering, the Company declared a dividend distribution of one non-transferable right to purchase one share of its common stock for every 10 outstanding shares of common stock held of record on March 30, 2001, and continuously held until exercised at an exercise price of $8.50.

The Company currently has the right to redeem the outstanding rights for $0.01 per right upon 30 days notice to the holder.

As of September 30, 2002, of the original 970,076 rights issued, Intelli-Check has received proceeds of $2,440,894 through the exercise of 287,164 rights.

Intelli-Check, Inc. (www.intellicheck.com) is a developer and marketer of an advanced state-of-the-art document verification system for authenticating the validity of driver licenses and ID cards used as proof of identity. Intelli-Check's multi-purpose ID-CHECK units are fully capable of increasing security and as a tool that can be used to deter terrorism at military installations, high profile buildings, airports and other sites and are also an effective tool against "identity theft," which often is supported by fake IDs and is the fastest growing crime in the U.S. ID-CHECK units enable a user to prevent economic loss from check-cashing, credit card and various other frauds utilizing fake IDs and the ID-CHECK and IDentiScan units have the ability to determine whether purchasers of age-restricted products such as alcohol and tobacco meet minimum age requirements for their sale. ID-CHECK , with its patented technology, analyzes and displays information encoded in magnetic stripes and barcodes found on driver licenses, military identification and other forms of state and government- issued identification from more than 50 jurisdictions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.